INVESTOR CONTACT Mark Kochvar S&T Bancorp, Inc. Chief Financial Officer 724.465.4826 mark.kochvar@stbank.com

FOR IMMEDIATE RELEASE

S&T BANCORP ANNOUNCES ROBERT E. KANE WILL NOT STAND FOR RE-ELECTION TO
THE BOARD OF DIRECTORS

INDIANA, Pa. – March 22, 2022 – S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank with operations in five markets including Western Pennsylvania, Eastern Pennsylvania, Northeast Ohio, Central Ohio, and Upstate New York, announced today that Robert E. Kane will not stand for re-election to the board of directors and his term will end at the May 16, 2022 annual meeting.

“Bob’s impact and leadership on our board has been significant. We are grateful for all he has contributed to the bank and shareholders,” commented Christine Toretti, the chair of S&T's board of directors.

Mr. Kane has been a director of S&T since 2017 and during his tenure served as a member of the audit, executive, and nominating and corporate governance committees, and was chair of the trust and revenue oversight committee.

“It has been a privilege to serve on the board and provide shareholder direction. I am confident the bank has strong plans in place for a bright future,” stated Bob Kane.

Chris McComish, chief executive officer, remarked, “On behalf of the board of directors, management, and shareholders, we would like to express our gratitude to Bob and wish him all the best in his future endeavors.”

About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp, Inc. is a $9.5 billion bank holding company that is headquartered in Indiana, Pennsylvania and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank was established in 1902 and operates in five markets including Western Pennsylvania, Eastern Pennsylvania, Northeast Ohio, Central Ohio, and Upstate New York. For more information visit stbancorp.com or stbank.com. Follow us on Facebook, Instagram and LinkedIn.

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